Exhibit 99.1

FINANCIAL STATEMENTS

Ischemia Technologies, Inc.

(A development stage enterprise)

Years ended December 31, 2004 and 2003 and

cumulative period from January 15, 1997 (inception) through December 31, 2004

Ischemia Technologies, Inc.

(A development stage enterprise)

Financial Statements

Years ended December 31, 2004 and 2003 and

cumulative period from January 15, 1997 (inception) through December 31, 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Ischemia Technologies, Inc.

We have audited the accompanying balance sheet of Ischemia Technologies, Inc. (a development stage enterprise) as of December 31, 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended.  We have also audited the statements of operations, stockholders’ equity (deficit) and cash flows for the period from January 15, 1997 (inception) through December 31, 2004, except that we did not audit these financial statements for the period from January 15, 1997 through December 31, 2003, which statements reflected cumulative revenues and net loss of $631,155 and $23,403,539, respectively; those statements were audited by other auditors whose report dated March 12, 2004 expressed an unqualified opinion on those statements.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  Our opinion on the statements of operations, stockholders’ equity (deficit) and cash flows for the period January 15, 1997 (inception) through December 31, 2004, insofar as it relates to amounts for prior periods through December 31, 2003, is based solely on the report of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal controls over financial reporting.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Ischemia Technologies, Inc. at December 31, 2004, and the results of its operations and its cash flows for the year then ended and for the period from January 15, 1997 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton Collins Mitchell LLP
Denver, Colorado
May 18, 2005

Report of Independent Auditors

The Board of Directors

Ischemia Technologies, Inc.

We have audited the accompanying balance sheet of Ischemia Technologies, Inc. (a development stage enterprise) as of December 31, 2003, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and cumulative period from January 15, 1997 (inception) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of December 31, 1999, and cumulative period from January 15, 1997 (inception) through December 31, 1999, were audited by other auditors whose report dated April 28, 2000 expressed an unqualified opinion on those statements. The financial statements for the cumulative period from January 15, 1997 (inception) through December 31, 1999 include total revenues and net loss of $0 and $(4,989,570), respectively. Our opinion on the statement of operations, stockholders’ equity (deficit) and cash flows for the cumulative period from January 15, 1997 (inception) through December 31, 2003, insofar as it relates to amounts for prior periods through December 31, 1999, is based solely on the report of other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Ischemia Technologies, Inc., at December 31, 2003, and the results of its operations and its cash flows for the year then ended and the cumulative period from January 15, 1997 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States.

March 12, 2004	/s/ Ernst & Young LLP
Denver, Colorado

Ischemia Technologies, Inc.

(A development stage enterprise)

Balance Sheets

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$1,414,970	$4,547,983
Accounts receivable, net	74,220	61,085
Inventories	39,747	34,226
Prepaid expenses and other current assets	63,261	148,546
Total current assets	1,592,198	4,791,840

Plant and equipment, net	509,219	625,140
Patents, net of accumulated amortization of $42,896 and $23,098	430,302	318,318
Other assets	40,203	73,640
Total assets	$2,571,922	$5,808,938

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$113,202	$131,114
Accrued expenses	141,296	330,930
Accrued salaries and benefits	125,916	185,897
Accrued interest payable	80,621	—
Current portion of capital lease payable	17,197	—
Current portion of notes payable	499,000	139,570
Total current liabilities	977,232	787,511

Capital lease payable, net of current portion	37,803	—
Notes payable, net of current portion	—	999,000
Convertible subordinated notes	3,616,338	658,075
Discounts associated with stock warrants	(166,362)	(229,733)
Total liabilities	4,465,011	2,214,853
Commitments and contingencies
Stockholders’ equity (deficit):
Series A preferred stock, $0.001 par value, 2,233,809 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2004 and 2003	3,313,607	3,313,607
Series A preferred warrants	390,646	390,646
Series B preferred stock, $0.001 par value, 5,500,000 shares authorized, and 5,080,409 issued and outstanding at December 31, 2004 and 2003	10,022,752	10,022,752
Series B preferred warrants	32,575	32,575
Series C preferred stock, $0.001 par value, 1,000,000 shares authorized, 833,334 shares issued and outstanding at December 31, 2004 and 2003	2,465,984	2,465,984
Series D preferred stock, $0.001 par value, 13,200,000 shares authorized, 9,984,156 and 9,584,396 shares issued and outstanding at December 31, 2004 and 2003	7,836,227	7,512,925
Series D preferred warrants	151,858	472,508
Common stock, $0.001 par value, 32,000,000 shares authorized, 3,827,155 and 4,706,864 shares issued and outstanding at December 31, 2004 and 2003	3,827	4,707
Additional paid-in capital	—	61,212
Notes receivable from stockholders	(114,425)	(240,680)
Deficit accumulated during the development stage	(25,996,140)	(20,442,151)
Total stockholders’ equity (deficit)	(1,893,089)	3,594,085
Total liabilities and stockholders’ equity (deficit)	$2,571,922	$5,808,938

See reports of independent registered public accounting firms and accompanying notes to financial statements.

Ischemia Technologies, Inc.

(A development stage enterprise)

Statements of Operations

			Cumulative Period from January 15, 1997 (Inception) Through December 31, 2004

	Years ended
	December 31,
	2004	2003

Sales	$535,639	$516,314	$1,166,794
Cost of goods sold	87,756	76,226	255,811
Gross profit	447,883	440,088	910,983

Operating expenses:
Product development	1,001,662	1,948,666	12,117,832
General and administrative	2,746,043	1,757,154	11,169,915
Selling and marketing	1,723,567	2,138,812	5,565,400
Depreciation and amortization	228,905	215,767	872,280
Loss (gain) on impairment/disposal of assets	(7,427)	36,947	43,953
Total operating expenses	5,692,750	6,097,346	29,769,380
Loss from operations	(5,244,867)	(5,657,258)	(28,858,397)

Other income (expense):
Interest income	18,894	42,055	570,794
Interest expense	(265,411)	(175,469)	(607,320)
Total other income (expense)	(246,517)	(133,414)	(36,526)

Net loss	$(5,491,384)	$(5,790,672)	$(28,894,923)

See reports of independent registered public accounting firms and accompanying notes to financial statements.

Ischemia Technologies, Inc.

(A development stage enterprise)

Statements of Stockholders’ Equity (Deficit)

Years ended December 31, 2004 and 2003

and cumulative period from January 15, 1997 (inception) through December 31, 2004

	Series A Preferred Stock		Preferred Warrants	Series B Preferred Stock		Preferred Warrants	Series C Preferred Stock
	Shares	Value	Series A	Shares	Value	Series B	Shares	Value
Beginning balance, January 15, 1997 (inception)	—	$—	$—	—	$—	$—	—	$—
Contribution from LLC members	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 1997	—	—	—	—	—	—	—	—
Contribution from LLC members	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 1998	—	—	—	—	—	—	—	—
Contribution from LLC members	—	—	—	—	—	—	—	—
Net loss through March 19, 1999	—	—	—	—	—	—	—	—
Reclassification of accumulated deficit upon conversion from nontaxable to taxable status	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	—	—	—	—
Conversion of debentures	—	—	—	—	—	—	—	—
Issuance of Series A preferred stock, net	2,000,000	3,704,019	—	—	—	—	—	—
Issuance of Series A preferred warrants	—	(390,548)	390,782	—	—	—	—	—
Net loss, March 20 to December 31, 1999	—	—	—	—	—	—	—	—
Ending balance, December 31, 1999	2,000,000	3,313,471	390,782	—	—	—	—	—
Issuance of Series B preferred stock, net	—	—	—	5,071,448	10,053,141	—	—	—
Issuance of Series B preferred warrants	—	—	—	—	(32,546)	32,575	—	—
Series A preferred warrants	—	136	(136)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 2000	2,000,000	3,313,607	390,646	5,071,448	10,020,595	32,575	—	—
Issuance of common stock	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock, net	—	—	—	8,961	2,157	—	—	—
Issuance of Series C preferred stock, net	—	—	—	—	—	—	833,334	2,465,984
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 2001	2,000,000	3,313,607	390,646	5,080,409	10,022,752	32,575	833,334	2,465,984
Issuance of common stock	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 2002	2,000,000	3,313,607	390,646	5,080,409	10,022,752	32,575	833,334	2,465,984
Issuance of common stock	—	—	—	—	—	—	—	—
Issuance of Series D preferred stock, net	—	—	—	—	—	—	—	—
Issuance of Series D preferred warrants	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 2003	2,000,000	3,313,607	390,646	5,080,409	10,022,752	32,575	833,334	2,465,984
Redemption of common stock	—	—	—	—	—	—	—	—
Exercise of Series D preferred warrants	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Ending balance, December 31, 2004	2,000,000	$3,313,607	$390,646	5,080,409	$10,022,752	$32,575	833,334	$2,465,984

	Series D Preferred Stock		Preferred Warrants	Common Stock		Additional Paid-in Capital	Notes Receivable from Stockholders	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Value	Series D	Shares	Par Value
Beginning balance, January 15, 1997 (inception)	—	$—	$—	—	$—	$—	$—	$—	$—
Contribution from LLC members	—	—	—	—	—	501,010	—	—	501,010
Net loss	—	—	—	—	—	—	—	(1,130,483)	(1,130,483)
Ending balance, December 31, 1997	—	—	—	—	—	501,010	—	(1,130,483)	(629,473)
Contribution from LLC members	—	—	—	—	—	1,312,905	—	—	1,312,905
Net loss	—	—	—	—	—	—	—	(1,562,514)	(1,562,514)
Ending balance, December 31, 1998	—	—	—	—	—	1,813,915	—	(2,692,997)	(879,082)
Contribution from LLC members	—	—	—	—	—	171,381	—	—	171,381
Net loss through March 19, 1999	—	—	—	—	—	—	—	(268,395)	(268,395)
Reclassification of accumulated deficit upon conversion from nontaxable to taxable status	—	—	—	—	—	(2,961,392)	—	2,961,392	—
Issuance of common stock	—	—	—	2,734,467	2,734	103,998	(94,291)	—	12,441
Conversion of debentures	—	—	—	831,145	831	499,269	—	—	500,100
Issuance of Series A preferred stock, net	—	—	—	—	—	—	—	—	3,704,019
Issuance of Series A preferred warrants	—	—	—	—	—	—	(136)	—	98
Net loss, March 20 to December 31, 1999	—	—	—	—	—	—	—	(2,028,182)	(2,028,182)
Ending balance, December 31, 1999	—	—	—	3,565,612	3,565	(372,829)	(94,427)	(2,028,182)	1,212,380
Issuance of Series B preferred stock, net	—	—	—	—	—	—	(10,000)	—	10,043,141
Issuance of Series B preferred warrants	—	—	—	—	—	—	(29)	—	—
Series A preferred warrants	—	—	—	—	—	—	136	—	136
Net loss	—	—	—	—	—	—	—	(2,581,524)	(2,581,524)
Ending balance, December 31, 2000	—	—	—	3,565,612	3,565	(372,829)	(104,320)	(4,609,706)	8,674,133
Issuance of common stock	—	—	—	657,836	658	130,909	(130,611)	—	956
Issuance of Series B preferred stock, net	—	—	—	—	—	(90)	10,029	—	12,096
Issuance of Series C preferred stock, net	—	—	—	—	—	—	—	—	2,465,984
Net loss	—	—	—	—	—	—	—	(4,094,173)	(4,094,173)
Ending balance, December 31, 2001	—	—	—	4,223,448	4,223	(242,010)	(224,902)	(8,703,879)	7,058,996
Issuance of common stock	—	—	—	132,583	133	26,384	(23,880)	—	2,637
Net loss	—	—	—	—	—	—	—	(5,947,600)	(5,947,600)
Ending balance, December 31, 2002	—	—	—	4,356,031	4,356	(215,626)	(248,782)	(14,651,479)	1,114,033
Issuance of common stock	—	—	—	350,833	351	(424)	8,102	—	8,029
Issuance of Series D preferred stock, net	9,584,396	7,985,433	—	—	—	—	—	—	7,985,433
Issuance of Series D preferred warrants	—	(472,508)	472,508	—	—	277,262	—	—	277,262
Net loss	—	—	—	—	—	—	—	(5,790,672)	(5,790,672)
Ending balance, December 31, 2003	9,584,396	7,512,925	472,508	4,706,864	4,707	61,212	(240,680)	(20,442,151)	3,594,085
Redemption of common stock	—	—	—	(879,709)	(880)	(61,212)	126,255	(62,605)	1,558
Exercise of Series D preferred warrants	399,760	323,302	(320,650)	—	—	—	—	—	2,652
Net loss	—	—	—	—	—	—	—	(5,491,384)	(5,491,384)
Ending balance, December 31, 2004	9,984,156	$7,836,227	$151,858	3,827,155	$3,827	$—	$(114,425)	$(25,996,140)	$(1,893,089)

See reports of independent registered public accounting firms and accompanying notes to financial statements.

Ischemia Technologies, Inc.

(A development stage enterprise)

Statements of Cash Flows

			Cumulative
			Period from
			January 15,
			1997
			(Inception)
			Through
	Years ended December 31,		December 31,
	2004	2003	2004
Operating activities
Net loss	$(5,491,384)	$(5,790,672)	$(28,894,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	228,905	215,767	872,280
Loss (gain) on disposal of assets	(7,427)	36,947	43,953
Loss from extinguishment of debt	—	—	60,000
Accretion of debt discount associated with stock warrants	63,371	47,529	110,900
Changes in operating assets and liabilities:
Accounts receivable, net	(13,135)	(34,324)	(74,219)
Inventories	(5,521)	(13,985)	(39,748)
Other assets	85,285	(55,694)	(150,837)
Accounts payable and accrued liabilities	(186,906)	(53,283)	984,397
Cash used in operating activities	(5,326,812)	(5,647,715)	(27,088,197)

Investing activities
Purchases of plant and equipment	(51,381)	(213,435)	(1,378,333)
Proceeds from sale of plant and equipment	20,622	—	20,622
Increase in other assets	(98,345)	(88,196)	(394,747)
Cash used in investing activities	(129,104)	(301,631)	(1,752,458)

Financing activities
Proceeds from issuance of common stock	—	8,029	24,060
Proceeds from issuance of Series D preferred stock	—	7,985,433	7,985,433
Proceeds from issuance of Series C preferred stock	—	—	2,465,983
Proceeds from issuance of Series B preferred stock	—	—	10,055,238
Proceeds from issuance of Series A preferred stock	—	—	3,704,019
Proceeds from issuance of Series A preferred warrants	—	—	234
Proceeds from capital contributions	—	—	1,001,010
Proceeds from exercise of warrants	4,210	—	4,210
Proceeds from issuance of convertible debentures	—	—	500,100
Proceeds from issuance of convertible notes	2,958,263	658,075	4,016,338
Proceeds from issuance of promissory notes	—	1,500,000	1,662,000
Payments on promissory notes	(639,570)	(361,430)	(1,163,000)
Cash provided by financing activities	2,322,903	9,790,107	30,255,625

Change in cash and cash equivalents	(3,133,013)	3,840,761	1,414,970
Cash and cash equivalents, beginning of period	4,547,983	707,222	—
Cash and cash equivalents, end of period	$1,414,970	$4,547,983	$1,414,970

Supplemental disclosures
Cash paid for interest	$184,790	$127,940	$374,434
Common stock issued to Company officers for notes receivable	$—	$39,658	$288,440
Common stock redeemed from Company officers with notes receivable	$126,255	$41,790	$174,015
Equipment acquired by capital lease	$55,000	$—	$55,000
Debt or payable obligations converted to equity	$—	$—	$1,596,729
Series B preferred stock issued for notes receivable	$—	$—	$10,000

See reports of independent registered public accounting firms and accompanying notes to financial statements

Ischemia Technologies, Inc.

(A development stage enterprise)

Notes to Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

Ischemia Technologies, Inc. (the “Company”) was incorporated in the State of Delaware on March 19, 1999. Prior to incorporation, the Company had operated as a limited liability company (the “LLC”) in the state of Tennessee since its inception on January 15, 1997. The Company develops, manufactures, and markets products for the diagnosis of cardiac ischemia in patients. Ischemia causes heart attacks, strokes, and other serious medical conditions. Prior to 2003, the Company introduced its product for sale in Canada and Europe. In February 2003, the Company received U.S. Food and Drug Administration (“FDA”) clearance to market its first product in the United States as a rule-out test for cardiac ischemia subject to the general controls provisions of the Federal Food, Drug and Cosmetic Act. Marketing efforts commenced in the U.S. in 2003.

Basis of Presentation

The Company has generated limited revenue since inception and its activities have consisted primarily of developing products, raising capital, and recruiting personnel. Accordingly, the Company is considered to be in the development stage at December 31, 2004 as defined in Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

Liquidity

During its development stage, the Company has incurred significant losses and negative cash flows from operations.  Historically, the Company has met its cash requirements through a combination of private debt and equity financings, as well as through bank debt.  As more fully described in Note 2, the Company was sold in March 2005 to a public company.  The Company’s ability to meet its future working capital needs will be primarily dependent on the new parent company.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts receivable based on its history of collections overall and by specific identification of questionable accounts. Accounts determined uncollectible are written off against the reserve.  As of December 31, 2004 and 2003, the allowance for doubtful accounts was $15,000 and $13,000, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out basis.

Plant and Equipment

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets, which range from three to ten years. Routine maintenance and repairs are expensed as incurred.

Intangible Assets

Intangible assets of the Company primarily relate to legal costs of patent applications and are amortized on a straight-line basis over the useful lives of the respective assets, which range from five to twenty years. Amortization expense for the years ending December 31, 2004 and 2003 was $19,798 and $12,758, respectively.

Long-Lived Assets

Long-lived assets consist primarily of property and equipment, intangibles, and other assets. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, the recoverability of the carrying value of long-lived assets to be held and used is evaluated periodically based upon changes in the business environment or other facts and circumstances that suggest they may be impaired. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company reduces the carrying amount to the estimated fair value.

Revenues

Revenue from the sale of the Company’s products is recognized at the time product is shipped or title passes pursuant to the terms of agreements with the customers, the amount due from the customer is fixed, and collectibility of the related receivable is reasonably assured.

Research and Development Expenses

Research and development costs are expensed as incurred. The Company’s product development expenses consist primarily of costs associated with discovery research, product development and clinical trials.

Income Taxes

After incorporation on March 19, 1999, the Company began accounting for income taxes under the liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of the assets and liabilities and their financial reporting amounts at the end of each year based on the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in the deferred tax assets and liabilities. Prior to incorporation, the LLC did not record any state or federal income tax as all losses were included in the tax returns of the members of the LLC.

Stock-Based Compensation

SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, permits the use of either a fair value based method as outlined in SFAS No. 123, Accounting for Stock-Based Compensation, or the method defined in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) to account for stock-based compensation arrangements. The Company has elected to recognize the costs of stock-based compensation arrangements under the provisions of APB No. 25.

Had compensation expense for the Company’s stock option plans been determined based on the fair values at the grant dates for awards under the plans consistent with the method of accounting prescribed by SFAS No. 123, the Company’s net loss for the years ended December 31, 2004 and

2003 would have not have been materially different than the amounts reported in the accompanying statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain 2003 balances have been reclassified to conform to current year presentation.

2. Sale of the Company

In March 2005, the Company was acquired by Inverness Medical Innovations, Inc. (“Inverness”) in exchange for approximately 970,000 shares of Inverness common stock.  Of the Inverness shares issued to complete the transaction, approximately 351,000 were issued to holders of the Series E Notes (see note 7), approximately 513,000 were issued to holders of the Company’s Series D preferred stock, and approximately 106,000 shares were placed into escrow.  In connection with the sale transaction, in 2005 the Company paid severance and other discretionary bonuses to various officers, directors and employees of approximately $1,500,000, as well as a transaction fee of $400,000 to a third party.

3. Inventories

Inventories are summarized as follows:

	December 31,
	2004	2003
Raw materials	$17,035	$13,207
Work in process	20,090	15,973
Finished goods	2,622	5,046
	$39,747	$34,226

4. Plant and Equipment

The Company’s plant and equipment consisted of the following:

	December 31,
	2004	2003

Manufacturing equipment	$404,217	$404,217
Laboratory equipment	448,742	495,015
Office and computer equipment	172,142	208,154
Furniture and fixtures	83,813	83,813
Sales and marketing equipment	15,274	15,275
Leasehold improvements	63,545	63,545
Total plant and equipment	1,187,733	1,270,019
Accumulated depreciation	(678,514)	(644,879)
Plant and equipment, net	$509,219	$625,140

Depreciation expense for plant and equipment recorded for the years ended December 31, 2004 and 2003, and the cumulative period from January 15, 1997 (inception) through December 31, 2004 was $209,107, $203,009 and $829,384, respectively.

5. Borrowings

In April 2003, as modified in March 2004, the Company entered into a loan agreement with a bank pursuant to which it was advanced $1,500,000 in the form of an equipment loan and a term loan.  Amounts outstanding under the loan agreement, which totaled $499,000 and $1,138,570 at December 31, 2004 and 2003, bear interest at 8.5%, are secured by substantially all assets of the Company, and are repayable in interest only payments through December 2004 and in monthly payments of approximately $27,000 commencing in January 2005 through the loan agreement’s maturity in August 2006.  The loan agreement contains covenants, including minimum revenue requirements, with which the Company was not in compliance at December 31, 2004.  Accordingly, all amounts due the bank under the loan agreement at December 31, 2004 are presented as a current liability in the accompanying balance sheet.  Concurrently with entering into and modifying the loan agreement, warrants to purchase Series D preferred shares were granted to the lender (Note 10).  Subsequent to the acquisition of the Company by Inverness, all amounts due to the bank under the loan agreement were paid.

In November 2004, the Company acquired equipment under a capital lease arrangement.  The lease requires monthly payments of approximately $1,700 over its 36 month term.  The Company recorded the obligation and equipment at the present value of the lease payments of $55,000.  Estimated annual principal repayments in each of the years ended December 31, 2005, 2006, and 2007 are $17,197, $18,305, and $19,498.

6. Convertible Debt

At December 31, 1998, the Company was liable for convertible debentures to Venture Alliance Capital Fund, LLC (“Venture”) for $500,000. On March 19, 1999, concurrent with the reorganization, the debentures were converted to 747,971 shares of common stock. Prior to conversion, these debentures were uncollateralized and bore interest at a rate of 5%.

At December 31, 1998, the Company was also liable for convertible debentures to BFM Partnership for $100. On March 19, 1999, concurrent with the reorganization, these debentures were converted to 83,174 shares of common stock. Prior to conversion, these debentures had the same terms as those due to Venture Alliance Capital Fund, LLC, as described above.

Between June 1 and August 31, 2000, the Company issued convertible promissory notes to existing shareholders for $778,000. The notes bore interest at a rate of 8% per annum, and included warrant coverage of 6% on the first $203,000 and 8% on the remaining $575,000 of notes issued. On November 8, 2000, concurrent with the first closing of the Series B preferred stock, the notes were converted to 389,000 shares and interest due was converted to 8,198 shares of Series B preferred stock.

Between February 28 and March 5, 2003, the Company issued convertible promissory notes to certain shareholders for $500,000 with interest at 8% per annum.  On March 20, 2003, concurrent with the first closing of the Series D preferred stock, the principal balance of the notes plus accrued interest was applied to the purchase of Series D preferred stock under the general terms of the offering.

7. Convertible Subordinated Notes

On March 20, 2003, in connection with the sale of the Company’s Series D preferred stock, the Company issued Convertible Subordinated Promissory Notes (“Notes”) totaling $658,075 to certain Series D participants. The Notes bear interest at 8% per annum payable quarterly and are subordinate in right of payment to the prior payment of any senior indebtedness of the Company.

Unless previously converted or otherwise paid in full, on the earlier of March 20, 2008, or the date on which the Company has redeemed any shares of Series D preferred stock in accordance with the Company’s Amended and Restated Certificate of Incorporation as may be amended (“Charter”) (“Initial Payment Date”), fifty percent of the outstanding principal balance plus accrued interest shall be due, with the balance of unpaid principal and accrued interest due one year thereafter (“Maturity Date”). If no Series D shares are redeemed as of March 20, 2008, then the Initial Payment Date and the Maturity Date shall be automatically extended, respectively, and the Initial Payment Date shall be the date on which the Company initially redeems Series D shares in accordance with its Charter and the Maturity Date shall be the date upon which the Company has fully redeemed the Series D shares put to it in accordance with the Charter, except the Initial Payment and Maturity Dates shall not be extended if on such date no Series D shares are outstanding as a result of the redemption of those shares in accordance with the Charter, all redemption payments owing thereon having been paid in full.

Subject to other provisions of the Notes, the Company may pay the outstanding principal and interest due on the Notes without penalty on the Initial Payment Date provided the Company has redeemed all of the Series D shares requested to be redeemed in accordance with the Charter, in a single installment on the First Redemption Date as defined in the Charter.

If, prior to payment in full or conversion of the Notes, the Company declares a cash dividend on Series D preferred stock, the Note holders shall be due an amount equal to the dividend that would have been owed on an as-converted to Series D shares basis, with the amount being applied to reduce the principal balance of the Notes.

The Notes may be prepaid in whole or in part, at any time, without penalty by providing thirty days prior written notice and by issuing warrants, in consideration of the prepayment, to purchase Series D shares equal to 80% of the amount of principal prepaid divided by $1.29 with said warrants having an exercise price of $1.29 per share.

The Notes are convertible to 408,105 shares of the Company’s Series D preferred stock at any time at the option of the Holders. The number of shares is subject to adjustment for stock splits, combinations, dividends, distributions, reclassifications, substitutions, reorganizations, mergers, consolidations, sales of assets, and the like.

Upon the automatic conversion of Series D shares to Common, or upon any liquidating event as described in the Company’s Amended and Restated Certificate of Incorporation dated March 20, 2003, the Notes shall be automatically converted to shares of the Company’s Series D preferred stock equal to 80% of the amount of outstanding principal divided by the adjusted issue price.

In August 2004, the Company issued Convertible Subordinated Promissory Notes (“Series E Notes) totaling $2,968,263 to certain investors.  The Series E Notes bear interest at 8%, mature in August 2005, unless extended by the investors, and are subordinate to the Company’s bank debt described in Note 5.  Additionally, upon the occurrence of certain defined corporate transactions, including the sale of the Company, the holders of the Series E Notes are entitled to be paid an amount equal to 300% of the principal balance of the Series E Notes then outstanding.

Should the Company sell at least $2,000,000 of its Series E preferred stock, the Series E Notes are convertible, at the option of the majority of the Series E Notes holders, into either shares of the Series E preferred stock at a rate commensurate with that paid by the investors or into shares of the Company’s Series D preferred stock at a conversion rate of $0.81 per share.  In any event, after August 31, 2005, the Series E Notes are convertible into shares of the Company’s Series D preferred stock at a conversion rate of $0.81 per share.  Finally, should the Series E Notes be converted into shares of Series E preferred stock or should the Series E Notes be repaid after August 2005, the Company has agreed to issue to the holders of the Series E Notes warrants to acquire shares Series D or Series E preferred stock equal to 50% of the principal and interest balance of the Series E Notes divided by either $0.81 or the Series E preferred stock offering price at a per share price of $0.01.

Amounts due under the Series E Notes were retired through the issuance of approximately 351,000 shares of Inverness common stock upon the sale of the Company.  See note 2.

8. Income Taxes

The tax effects of temporary differences that give rise to significant portions of the Company’s net deferred tax assets were as follows at December 31:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$8,346,000	$5,505,836
Research credit carryforwards	222,000	200,507
Amortization of start-up costs	1,600,000	1,972,747
Accrued expenses	91,000	168,310
Total deferred assets	10,259,000	7,847,400
Deferred tax liabilities:
Depreciation	(39,000)	(44,897)
Amortization of intangible assets	(65,000)	(72,463)
Total deferred liabilities	(104,000)	(117,360)
Valuation allowance	(10,155,000)	(7,730,040)
Net deferred tax assets	$—	$—

A valuation allowance has been provided for the Company’s net deferred tax assets in order to reduce the deferred tax assets to the amount that is most likely to be realized.

The income tax benefit recognized in 2004 and 2003 financial statements differs from the amount computed by applying the U.S. federal income tax rate of 34% primarily due to the change in the deferred tax valuation allowance.

At December 31, 2004, the Company had net operating loss and research credit carryforwards for income tax purposes of approximately $21,400,000 and $570,000, respectively, which expire in years beginning after 2019. The net operating loss and research credit carryforwards may be subject to limitation upon the change in control of the Company pursuant to Internal Revenue Code Sections 382 and 383.

9. Commitments

The Company has entered into noncancelable operating leases for office space and certain office equipment. As of December 31, 2004, future minimum lease payments under these operating leases were as follows.

2005	$234,458
2006	32,288
2007	2,850
$269,596

Total rental expense under operating leases in the years ending December 31, 2004 and 2003, was approximately $177,560 and $173,355, respectively.

The Company conducts various clinical and market studies of its products using outside clinical investigators. These studies are conducted under contractual agreements that establish the amount and timing of payments to each clinical site. The agreements are generally cancelable by providing written notice. Future expected commitments under the agreements were approximately $10,000 at December 31, 2004.

In February 2005, the Company entered into a license agreement for the right to use certain intellectual property for which it paid $500,000.  The license agreement provides for additional future payments of up to $200,000 upon the attainment of certain defined milestones, as well as a 4% royalty on products sold using the licensed technology.

10. Stockholders’ Equity (Deficit)

Reorganization

On March 19, 1999, the LLC entered into an agreement with outside investors providing for the investors’ purchase of Series A preferred stock of the Company. To effect the transaction, the members of the LLC exchanged existing membership interests for 2,200,803 shares of common stock of the Company. In connection with the agreement, existing debt obligations of the LLC totaling $500,100 were converted to 831,145 shares of common stock. Upon consummation of these transactions, the LLC became wholly owned by the Company. The LLC was subsequently dissolved and the deficit accumulated by the LLC was reclassified to additional paid-in capital.

Preferred Stock

Series A

In March 1999, the Company issued 2,000,000 shares of Series A preferred stock and received proceeds, net of issuance costs, totaling $3,704,019.

Series B

In November and December 2000 and January 2001, the Company issued a total of 5,080,409 shares of Series B preferred stock and received proceeds, net of issuance costs, totaling $10,055,209.

Series C

In July 2001, the Company issued a total of 833,334 shares of Series C preferred stock and received proceeds, net of issuance costs, totaling $2,465,984.

Series D

In March, July, and August 2003, the Company issued a total of 6,359,400 shares of Series D preferred stock at $1.29 per share with warrants to purchase another 3,815,631 shares at $0.01 per share. Proceeds, net of issuance costs and including the exercise of 3,224,996 warrants, totaled $7,985,433.

Dividend Rights

The holders of Series D preferred stock are entitled to receive cumulative cash dividends when declared by the Board of Directors calculated at a rate per annum of 8% of $0.81 per share compounded annually payable in arrears out of funds legally available therefore before any distributions, dividends, redemptions or other payments to holders of Preferred Series A, B, C or Common stock. Accrued dividends are payable on Series D preferred stock upon any automatic conversion of Preferred stock to Common.

Subject to the preferential rights of Series D preferred stockholders and only if there are no outstanding Series D preferred shares, holders of Series A and B preferred stock, in preference to Series C preferred and Common stockholders, are entitled to receive out of legal funds, when and if declared by the Board of Directors, cash dividends at a rate of 8% of the Original Issue Discount Price per annum on outstanding shares of Series A and B preferred stock.

As long as there are any outstanding Series D preferred shares, no dividends, distributions, purchases, redemptions or other acquisitions can be made with respect to Preferred Series A, B, C or Common stock.

As long as there are any outstanding Series A or B preferred shares, no dividends, distributions, purchases, redemptions or other acquisitions can be made with respect to Preferred Series C or Common Stock.

For any dividend paid on Common stock, holders of Preferred stock are entitled to an additional dividend on an as-if-converted to Common stock basis subject to certain limitations.

Conversion Rights

The holders of Series A, B, C and D preferred stock are entitled, at the option of the holder, to convert at any time to Common stock by multiplying the number of Preferred shares to be converted by the Conversion Rate for each class of Preferred stock. The Conversion Rate is the Original Purchase Price as adjusted for any stock dividends, combinations, splits and recapitalizations divided by the applicable Series Conversion Price. The initial Conversion Price is the Original Purchase Price of each series of Preferred stock unless there is a sale of shares below the Conversion Price.

Series A, B and C preferred shares automatically convert to Common stock upon a majority vote of the holders of Series A, B and C preferred stock, or in the event of a firmly underwritten public offering grossing at least $15 million where the price per share paid is at least four times the Original Issue Price of the Series D preferred stock (a “Qualified Public Offering”), or in the event of an acquisition or asset sale where the holders of Series B preferred stock receive at least four times the Original Issue Price of the Series B preferred stock and the holders of Series C preferred stock receive at least two and two-thirds times the Series C Original Issue Price.

Series D preferred shares automatically convert to Common stock immediately upon the closing of a Qualified Public Offering.

Liquidation Rights

Upon the sale, liquidation, dissolution, merger or winding up of the Company, the holders of Series D preferred stock are entitled to be paid $1.21 per share plus accrued dividends before any payments to the holders of Series A, B or C preferred, or Common stock. Thereafter, the holders of Series B and C preferred stock are entitled to be paid the Original Issue Price of their respective shares. Thereafter, the holders of Series A preferred stock are entitled to be paid the Original Issue Price of their shares. Thereafter, any remaining assets are to be divided ratably between the holders of Series B, C and D preferred and Common shares on an as-if-converted to Common basis where the total paid in liquidation to the holders of Series B preferred stock may not exceed three times the Original Purchase Price of the Series B preferred shares and where the total paid in liquidation to the holders of Series C preferred stock may not exceed two times the Original Purchase Price of the Series C preferred shares.

Voting Rights

The holders of Preferred stock vote equally with the holders of Common stock based on conversion rights in effect at the end of the day of a vote except in certain matters related primarily to securities transactions, asset transfers or acquisitions, dividends, management incentives, or changes in business, in the Board of Directors, or in the Certificate of Incorporation or Bylaws of the Company. In those cases, and where minimum outstanding share requirements are met, the affirmative vote of sixty-six and two-thirds percent of the outstanding Series A stock, a majority of the outstanding shares of the Series B stock, a majority of the outstanding shares of the Series C stock, a majority of the outstanding shares of the Series D stock and/or a majority of the Board of Directors with the affirmative vote of the Series D members is required depending on the subject of the vote.

Restricted Stock and Stock Subscription Receivable

In 1999, 2001, 2002, and 2003, the Company issued 533,664, 656,336, 120,000 and 552,000 shares, respectively, of Common stock to certain officers of, and one consultant to, the Company. The stock was issued pursuant to individual Restricted Stock Purchase Agreements that generally provide for vesting over four years, except for 50,000 fully vested shares issued in 2003, and a repurchase option in favor of the Company for any unvested shares at the original purchase price per share upon a recipient’s termination. In exchange for the shares, the Company received cash and full recourse notes totaling $106,733, $131,267, $24,000 and $40,160, respectively. The notes bear interest at rates ranging from 4.83% to 9.50% per annum, and are generally payable upon vesting. In 2004 and 2003, the Company redeemed 879,709 and 210,000 shares of Common stock, respectively, from terminating employees under settlement agreements providing for satisfaction of the associated notes.  The estimated fair value of the common stock returned approximated the face amount of the notes receivable.  The shares were returned to the employee pool for re-issuance in the future.

Outstanding Warrants

In conjunction with the Series A preferred stock offering, the Company issued warrants to purchase 233,809 shares of Series A preferred stock for $2.20 per share. The warrants are exercisable at any time, in whole or in part, through March 18, 2009. As of December 31, 2004, these warrants remained outstanding.

As part of its Series B preferred stock offering, the Company converted convertible promissory notes that included warrants to purchase 29,085 shares of Series B preferred stock for $2.00 per share. The warrants are exercisable at any time, in whole or in part, through November 8, 2007. As of December 31, 2004, these warrants remained outstanding.

In connection with the Series D preferred stock offering, the Company issued warrants to purchase 3,815,631 shares of Series D preferred stock for $0.01 per share. The warrants are exercisable at any time before their expiration on the earlier of March 20, 2013, the date of an Initial Public Offering of the Company’s Common stock, or the date of a Liquidating Event as described in the Company’s Amended and Restated Certificate of Incorporation dated March 20, 2003.

In March 2003, the Company issued warrants to purchase 306,077 shares of Series D preferred stock with an exercise price of $0.01 per share in conjunction with the execution of certain Convertible Subordinated Promissory Notes. The warrants are exercisable at any time after the earlier of the closing of a Liquidating Event as described in the Company’s Amended and Restated Certificate of Incorporation dated March 20, 2003 and the conversion of the principal of the Convertible Subordinated Promissory Notes to Series D preferred stock, but before their expiration on the earlier of March 20, 2013, the date of an Initial Public Offering of the Company’s Common stock, or the date of a Liquidating Event. The value of these warrants has been reflected as a debt discount to be amortized over the term of the debt.

In April 2003, the Company issued a warrant to purchase 90,000 shares of Series D preferred stock with an exercise price of $1.29 per share to the Company’s primary bank in connection with new term debt. The number of shares under the warrant and the exercise price are subject to certain fair market value and anti-dilution adjustments, and adjustments for stock dividends, splits, reclassifications, exchanges, combinations, substitutions and the like. In lieu of exercise, the warrant is convertible into shares in accordance with its terms. The warrant is exercisable in whole or in part at any time prior to April 10, 2013. In the event of an acquisition of the Company, the holder may either exercise its conversion or purchase rights, or the warrant will expire. The value of these warrants has been reflected as a debt discount to be amortized over the term of the debt. In March, 2004, as part of a loan modification, the Company issued a second warrant to purchase a minimum of 40,000 shares of Series D preferred stock with a maximum exercise price of $0.81 per share to the Company’s primary bank with terms generally the same as those in the first warrant. The second warrant is exercisable at any time, in whole or in part, through February 27, 2014 and was determined to have a de minimis value.

At December 31, 2004, warrants to acquire 625,899 shares of Series D preferred stock remained outstanding.

11. Stock Option Plan

During 1999, the Company adopted a stock option plan (the Plan) that provides for granting of incentive stock options to certain employees, directors, advisors, and consultants. Options granted under the Plan expire at the end of ten years and vest in accordance with a vesting schedule determined by the Company’s Board of Directors, generally over four years from the grant date. Options are granted with an exercise price equal to the estimated fair value of the common stock on the date of grant as determined by the Company’s Board of Directors.

Activity of the Plan is summarized in the following table.

	Number of Options	Weighted- Average Exercise Price	Number of Options Exercisable	Weighted- Average Exercise Price

Outstanding at January 1, 2003	528,150	$0.20	266,051	$0.20
Granted	338,500	0.08
Exercised	(8,833)	0.20
Forfeited	(27,367)	0.15
Outstanding at December 31, 2003	830,450	0.15	481,729	0.17
Granted	124,500	0.08
Exercised	—	—
Forfeited	(234,000)	0.11
Outstanding at December 31, 2004	720,950	$0.15	498,512	$0.15

The weighted-average grant-date fair value of options granted during 2004 and 2003 was $0.05 and $0.11 per share.

In connection with the sale of the Company described in Note 2, the Company accelerated the vesting of all outstanding options in 2005.

The total stock options outstanding and exercisable under the Plan as of December 31, 2004 were:

	Options Outstanding		Options Exercisable
	Weighted-Average			Weighted- Average Exercise Price
Number of Options	Remaining Contractual Life (Years)	Exercise Price	Number of Options

382,650	6	$0.20	296,736	$0.20
338,300	8	$0.08	201,776	$0.08
720,950	7	$0.15	498,512	$0.15

The fair value of each option grant was estimated on the date of grant using the minimum value option-pricing model with the following weighted-average assumptions used for grants during 2003: fair value of Common shares of $0.08, expected dividend yield of zero, expected volatility of zero, risk -free interest rates ranging from 1.85% to 4.99%, and expected option terms of seven years.

12. Employee Benefit Plans

On March 20, 2003, the Company adopted the 2003 Management Incentive Plan to retain and motivate key employees, consultants and directors of the Company (“Participants”) by providing a financial incentive in connection with a qualified acquisition of the Company. Under the plan, an Acquisition Pool is created in the event of a qualified acquisition equal to $2.5 million increased by 12.9% of the amount by which the total consideration in the acquisition exceeds $35 million up to a maximum of $7 million. The Acquisition Pool is comprised of a Mandatory Pool and a Discretionary Pool. The Mandatory Pool represents two-thirds of the Acquisition Pool to be allocated to Participants pro rata based on common shares and vested stock options held. The Discretionary Pool represents one-third of the Acquisition Pool to be allocated to the Participants at the discretion of the Board of Directors. The Plan expires in 2008; however, the Board of

Directors may renew the plan for up to three additional one-year terms.  The management incentive plan was terminated in March 2005 in connection with the sale of the Company.

In 2001, the Company began a salary reduction savings plan under section 401(k) of the Internal Revenue Code. All employees are eligible for participation and employees making less than $85,000 per year are eligible for a discretionary Company match. The Company contributed no funds to the plan during the year ended December 31, 2004 and approximately $12,655 to the plan during the year ended December 31, 2003.  The Company’s 401(k) plan was terminated in March 2005 in connection with the sale of the Company.

13. Related Party Transactions

Prior to incorporation as described in Note 1, the LLC regularly conducted business with the LLC members and other companies related through common management control. Following incorporation, the Company has conducted arms-length business with certain common stockholders, which are described below.

At incorporation as described in Note 1, accrued management fees to Venture totaling $171,381 were converted to members’ capital in the LLC, giving Venture an additional 2% interest in the LLC. During 1998, certain management fees payable to Venture totaling $324,572 were converted to members’ capital in exchange for an additional 4% membership interest in the LLC.

In 2000, the Company incurred interest expense of $16,403 to related parties.

In 2004 and 2003, the Company employed a partner in one of its investors as Chief Financial Officer.